Exhibit 10.2

AMENDMENT NO. 5

TO LICENSE AGREEMENT OF SEPTEMBER 27, 1996
BETWEEN THE REGENTS OF THE UNIVERSITY OF CALIFORNIA AND
SCIENTIFIC LEARNING CORPORATION
COVERING TRAINING AIDS FOR THE REMEDIATION OF LEARNING DISABILITES

Scientific Learning Corporation (“SLC" or “Licensee”) and The Regents of the University of California (the “Regents”) have entered into an Exclusive License Agreement, dated as of September 27, 1996, as amended by Amendment No. 1 effective as of January 1, 1999, Amendment No. 2, dated as of September 13, 2001, the consent letter dated August 7, 2003, Amendment No. 3, effective September 30, 2003 and Amendment No. 4 effective October 1, 2006.  Such Exclusive License Agreement, as thereby amended, is collectively referred to herein as the “License Agreement”.

Amendment

The Regents and SLC agree to further amend the License Agreement as follows:

1.	Section 7.1 shall be amended to read in full as follows:

7.1  Effective commencing July 1, 2010, the Licensee shall also pay to the Regents an earned royalty of three and one-half percent (3.5%) of the combined Net Sales of SLC and Posit Science Corporation (formerly known as Neuroscience Solutions Corporation) (“NSC”), which shall be reduced to three percent (3%) of the combined cumulative Net Sales of SLC and NSC in excess of Two Hundred Fifty Million dollars ($250,000,000), further reduced as provided in subsections 7.1.1 and 7.1.2 below.

7.1.1  To encourage Licensee and NSC to make use of the Regents’ Patent Rights in their remaining limited term, the earned royalty rate will be reduced each calendar year, subject to the following terms.  Effective July 1, 2010 and October 1, 2010, the earned royalty rate shall be reduced by a quarter point (0.25%) and effective at the beginning of each calendar quarter thereafter the earned royalty rate shall be reduced by one-eighth point (0.125%); provided that (a) the earned royalty rate shall not be less than 2.0% and (b) the rate reduction shall occur only if the resulting total earned royalty for the applicable year-to-date period, on the combined Net Sales of SLC and NSC exceeds the earned royalty on such combined Net Sales for the corresponding prior year period. For clarity, given the current 3.5% royalty rate and assuming no additional reductions as provided in the introductory sentence of Section 7.1, as long as the total earned royalty payment increases for each year-to-date period compared to the prior year, the earned royalty rate will step down as follows:

Period:	New Rate:
Q3 2010	3.25%
Q4 2010	3.00%
Q1 2011	2.875%
Q2 2011	2.75%
Q3 2011	2.625%
Q4 2011	2.5%
Q1 2012	2.375%
Q2 2012	2.25%
Q3 2012	2.125%
Q4 2012	2.00%

7.1.2. With respect to Net Sales of NSC only, in the event of a new Bundled Offering brought to market after July 1, 2010, in which NSC needs to pay royalties to three or more patent holders because the Bundled Offering uses royalty-bearing inventions from a variety of patent holders (the “Holders”), and for which there are not List Prices for each element, royalties shall be calculated as the otherwise applicable royalty rate multiplied by the product of (i) Net Sales multiplied by (ii) the Patent Ratio (defined below).  As used herein the “Patent Ratio” means a ratio in which the numerator is one (1) and the denominator is the sum of the Holders, plus, if NSC patents are used, one. For clarity, the parties agree that the Pass-Through Royalty and the base Royalty are each counted as one Holder.

2.	This Amendment No. 5 shall become effective upon its signature by both parties, and shall apply to periods starting July 1, 2010.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 in duplicate originals by their duly authorized officers or representatives.

SCIENTIFIC LEARNING CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ Linda L. Carloni	By	/s/ Joel B. Kirschbaum
	Linda L. Carloni		Joel B. Kirschbaum
	Vice President and General Counsel	Title:	Director – OTM

Date:	6/28/10	Date:	6/25/10